Exhibit 99.(a)(1)

CERTIFICATE OF TRUST
OF

HARRIS OAKMARK ETF
TRUST

This Certificate of Trust is being duly executed and filed on behalf of the statutory trust formed hereby by the undersigned, the sole trustee of the Trust, to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.).

The undersigned hereby certifies as follows:

ARTICLE I

The name of the statutory trust formed hereby is:

“Harris Oakmark ETF Trust” (the “Trust”).

ARTICLE II

The name and address of the registered agent for service of process on the Trust in the State of Delaware are:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801, County of Newcastle

The name of the registered agent at such address is: The Corporation Trust Company.

ARTICLE III

The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

ARTICLE IV

Notice is hereby given that, pursuant to Section 3804 of the Delaware Statutory Trust Act and the Trust’s Declaration of Trust, the Trust may establish one or more Series, and one or more Classes thereon. The Liabilities of the Trust are allocated to a particular Series, and Liabilities to a particular Class, or may be apportioned between or among two or more Series or Classes, provided that any Liabilities incurred by a particular Series or Class shall be payable solely out of the Assets belonging to that Series or Class, respectively. Capitalized terms used herein have the same meanings as in the Trust’s Declaration of Trust.

ARTICLE V

This Certificate of Trust shall become effective upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, as the sole initial trustee of the Trust, has executed this Certificate of Trust as of this 11th day of July, 2024.

/s/ Christopher Keller
Name:	Christopher Keller
Title:	as Sole Initial Trustee, and not Individually